SCRIPT FOR TELEPHONE CONSENT SOLICITATION
AMERICA FIRST TAX EXEMPT MORTGAGE FUND 2 MERGER WITH AMERICA FIRST APARTMENT
 INVESTORS, L.P.



Hello (name of investor). This is (your name). I am calling on behalf of America First Tax Exempt Mortgage Fund 2. Our records indicate that as of May 31, 1996, you were a limited partner in America First Tax Exempt Mortgage Fund
2.  Is that correct?

If the answer is No: Thank you very much for your time. I am sorry for the interruption.

If the answer is Yes: You should have received a consent solicitation in the mail regarding the merger of America First Tax Exempt Mortgage Fund 2 and America First Apartment Investors L.P. Fund management is recommending that you vote for the merger.* Have you received the package?

If the answer is No: I will see to it that another packet is mailed to you. (Verify that the address is correct.)

If the answer is Yes: Have you had the opportunity to review the material and cast your ballot?

If the answer is Yes:  Thank you very much.

If the answer is No: May I encourage you to review the material and send your vote to us at your earliest convenience? We would like to avoid the cost to the Fund of a second solicitation.



*Do not use this sentence for calls made to investors in the following states:

Hawaii
Kansas
Maryland
Minnesota
New Hampshire
North Carolina
























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